Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                       Votes for    Votes withheld
Liaquat Ahamed         31,636,860    1,779,554
Ravi Akhoury           31,628,718    1,787,696
Barbara M. Baumann     31,865,867    1,550,548
Jameson A. Baxter      31,819,653    1,596,762
Charles B. Curtis      31,784,110    1,632,305
Robert J. Darretta     31,835,174    1,581,240
Katinka Domotorffy     31,747,803    1,668,611
John A. Hill           31,822,487    1,593,927
Paul L. Joskow         31,812,290    1,604,125
Kenneth R. Leibler     31,829,457    1,586,957
Robert E. Patterson    31,848,334    1,568,081
George Putnam, III     31,819,890    1,596,525
Robert L. Reynolds     31,844,570    1,571,845
W. Thomas Stephens     31,804,287    1,612,128

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for        Votes against      Abstentions     Broker non-votes
24,668,871       933,647            1,644,230       6,169,666

March 27, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for        Votesagainst      Abstentions      Broker non-votes
26,046,616       1,003,576         2,000,777        5,759,293

All tabulations are rounded to the nearest whole number.